Contact: Marshall Ames Investor Relations Lennar Corporation (305) 485-2092

FOR IMMEDIATE RELEASE

LENNAR INCREASES ITS UNSECURED REVOLVING CREDIT FACILITY FROM $2.2 BILLION TO $2.7 BILLION

MIAMI, July 24, 2006 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation's largest homebuilders, announced that the Company has entered into a new unsecured revolving credit facility that provides the Company with $2.7 billion of financing. The credit facility also provides the Company with access to an additional $500 million of financing through an accordion feature, subject to additional commitments, for a maximum aggregate availability under the facility of $3.2 billion. The credit facility will replace the Company’s existing $2.2 billion credit facility and will mature in July 2011.

JPMorgan Chase Bank, N.A. is the Joint Lead Arranger and Administrative Agent, Deutsche Bank Trust Company Americas is the Joint Lead Arranger and Syndication Agent and Bank of America, N.A., Barclays Bank PLC, Calyon New York Branch, The Royal Bank of Scotland and Wachovia Bank, National Association are Documentation Agents. A total of 46 lenders participate in the facility.

Bruce Gross, Lennar's Vice President and Chief Financial Officer, said, “We appreciate the continued commitment from our long-term banking partners and we welcome the nine new banks that have joined the group. Our strategic growth plan begins and ends with a strong balance sheet as Lennar remains a balance sheet-first focused company. This increase in capital provides continued liquidity for the Company’s current working capital needs and future growth opportunities.”

(more)

Lennar Corporation, founded in 1954, is one of the nation's leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar and U.S. Home brand names. Lennar's Financial Services Division provides primarily mortgage financing, title insurance and closing services for both buyers of the Company's homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company's website, http://www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors Relating to Our Business” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2005. We do not undertake any obligation to update forward-looking statements.

###